Exhibit 4.17

Certain confidential information contained in this document, market by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

DORY CREEK
LEASE AGREEMENT
EIGHTH LEASE AMENDMENT

This Eighth Lease Amendment (“Eighth Amendment”) is entered into and effective as of June 12  , 2023 (the “Effective Date”), by and between SLR Property I, LP (“Landlord”), and Dory Creek LLC, a wholly owned subsidiary of Bitdeer Inc. (formerly known as Bitmain Inc.) (“Tenant”). Landlord and Tenant are individually referred to as a “Party” and collectively referred to as “Parties.”

RECITALS

WHEREAS, Alcoa USA Corp. (as the original landlord) and Tenant entered into a Lease Agreement dated June 6, 2018 (the “Original Lease”) along with a First Lease Amendment dated October 18, 2018 (“First Amendment”), a Second Lease Amendment dated May 1, 2019 (“Second Amendment”), a Third Amendment of Lease dated May 11, 2021 (“Third Amendment”), a Fourth Amendment to the Lease dated May 11, 2021(“Fourth Amendment”), a Fifth Amendment to Lease dated August 30, 2021 (“Fifth Amendment”), a Sixth Amendment to Lease dated October 25, 2021 (“Sixth Amendment”), and a Seventh Amendment to Lease dated October 1, 2022 (the “Seventh Amendment”) (collectively together called the “Lease”), whereby Tenant leased certain real estate and associated facilities owned by Landlord as more fully-described in the Lease;

WHEREAS, effective as of October 29, 2021, Alcoa USA Corp. assigned the Lease to Landlord;

WHEREAS, Landlord and Tenant wish to amend the Lease as set forth in this Eighth Amendment.

NOW THEREFORE, in consideration of the mutual promises herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to modify the Lease as follows:

1.	Security Deposit.

a.
At the request of Landlord: (i) Tenant canceled the Letter of Credit issued by Signature Bank, and (ii) in lieu of the Letter of Credit required by Section 1.13 of the Original Lease, Tenant deposited with Landlord a security deposit in the amount of [***] (the “Security Deposit”). Landlord deposited the Security Deposit into a money market account held by [***] (the “Account”).

b.
On a quarterly basis, within seven (7) days of the beginning of each of the quarterly months, Landlord will distribute to Tenant a portion of the interest generated from the Account in an amount equal to the lesser of: (i) [***] per annum, and (ii) the annual percentage interest rate generated from the Account. For the avoidance of doubt, the starting date of the interest generated from the Account shall be the date when the Security Deposit is deposited in the Account. If Landlord fails to distribute such interest to Tenant, Tenant shall have the right to deduct such interest in the following monthly Fixed Rent. In the event the annual percentage interest rate generated from the Account is less than [***] per annum, either Party shall have the right to request to the other Party that the Security Deposit be transferred to a replacement account or replacement bank and, following such request, the Parties will cooperate in good faith to agree upon a mutually acceptable replacement bank account and/or a replacement bank for the Security Deposit.

c.
Landlord shall be entitled to apply the Security Deposit in its full amount or any portion thereof if Tenant shall fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period (or immediately following a failure to perform any of its obligations under the Lease if the transmittal of a default notice or the running of any cure period is barred or tolled by applicable law). Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, apply the Security Deposit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the Security Deposit to the extent necessary to cure Tenant’s failure. After any such application by Landlord of the Security Deposit, Tenant shall, upon demand, advance additional funds to Landlord to replenish the Security Deposit to the full amount required by the Lease.

d.
Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within thirty (30) days after the expiration or sooner termination of the Term of the Lease, the Security Deposit, to the extent not applied, shall be returned to the Tenant, without interest.

e.
Landlord will have right, at any time and in Landlord’s sole discretion, to require Tenant to provide a Letter of Credit in accordance with Section 1.13 of the Original Lease (in lieu of the Security Deposit). In such event, Landlord will release the Security Deposit to Tenant upon the issuance of the Letter of Credit.

2.	Except as specifically amended herein, all other terms and conditions of the Lease remain in full force and effect.

3.	This Eighth Amendment is binding upon the successors and assigns of the respective Parties.

4.
This Eighth Amendment may be executed in counterparts, each of which shall be deemed to be an original, but which together shall be deemed to constitute a single document. Signed copies of this Eighth Amendment exchanged by electronic pdf signatures via email shall be binding as if the same were an original signature.

Signature page to follow.

IN WITNESS WHEREOF, the Parties have caused this Eighth Amendment to be executed by its duly authorized representative as of the day and year first above written.

LANDLORD:

SLR Property I, LP

By:	SLR Property I GP, LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Jay Soni

Name:	Jay Soni

Title:	Authorized Signatory

TENANT:

Dory Creek LLC

By:	/s/ Dory Creek LLC